UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 31, 2004

Innovex, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-13143	41-1223933

(Commission File Number)	(I.R.S. Employer Identification No.)

5540 Pioneer Creek Drive Maple Plain, MN	55359

(Address Of Principal Executive Offices)	(Zip Code)

(763) 479-5300

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 2 though 8 are not applicable and therefore omitted.

ITEM 1.01          Entry into a Material Definitive Agreement

          On December 31, 2004, Innovex, Inc. (the “Company”) entered into agreements with Nikko Materials USA, Inc. (d/b/a Gould Electronics) (“Gould”) described below.

          Pursuant to an Amended and Restated License Agreement dated December 31, 2004 between the Company and Gould, attached hereto as Exhibit 10.1 (the “License Agreement”), Gould granted to the Company a perpetual, worldwide, royalty-bearing, irrevocable, non-exclusive license under Gould’s patents and know-how relating to adhesiveless flexible laminates.  The license was granted to the Company to (a) make any adhesiveless flexible laminate film material that is covered by any claim under the patents described in the License Agreement or that, prior to the License Agreement, was manufactured by Gould for the Company or its affiliates (the “Covered Products”) and use the Covered Products so made solely for the Company’s own internal purposes in the fabrication of circuits and (b) sell, market and distribute by any means whatsoever circuitry products that include the Covered Products as component parts thereof.  Royalty payments are due within 45 days following the end of each quarter through December 31, 2009.  Additionally, under the License Agreement, Gould will provide for the next six months reasonable access to its technical personnel and, to the extent not already provided, will furnish the Company with drawings, specifications, layouts and such other written, oral and machine-readable information as Gould has available relating to the formulation, raw material specifications and process specifications for the Covered Products.  The License Agreement will terminate upon the expiration or invalidity of the licensed patents, breach by either party or the failure of a closing to occur under the related real estate purchase agreement described below by reason of the Company’s breach of that agreement.

          The Company and Gould entered into a real estate purchase agreement pursuant to which the Company will purchase from Gould the real property located at 34929 Curtis Boulevard, Eastlake, Ohio.  The purchase price is $3,500,000, of which $1,500,000 will be paid in cash and the remainder will be paid to Gould by the issuance of two promissory notes.  Each promissory note will be in the amount of $1,000,000, with the first maturing on June 30, 2006 and the second maturing on June 30, 2007.  Neither note will bear interest.  The notes will be secured by two $1,000,000 letters of credit issued to Gould.  Gould will be permitted to draw under the letters of credit upon ten days’ written notice in the event that the Company fails to perform any of its obligations under the notes.  The closing of the real estate purchase will occur on July 1, 2005 or at such earlier time as agreed to by the parties.  Pending the closing, Gould will lease the Eastlake, Ohio property to the Company for total rent of $1.00 pursuant to a lease agreement.  If the real estate purchase agreement is terminated, the lease agreement will automatically terminate thirty days thereafter.

          On December 31, 2004, the Company also purchased certain equipment and inventory from Gould used in connection with Gould’s business of manufacturing and selling adhesiveless flexible laminate materials.  The Company paid $3,681,324.37 for the equipment and inventory.  The Company intends to operate the equipment at Gould’s Eastlake, Ohio manufacturing facility under the lease agreement described above pending the closing of the real estate purchase.

          On January 6, 2005, the Company issued a press release regarding the transactions with Gould, attached hereto as Exhibit 99.1.

ITEM 9.01          Financial Statements And Exhibits.

Exhibit No.	Description

10.1	License Agreement dated December 31, 2004 between Innovex, Inc. and Nikko Materials USA, Inc. **
10.2	Lease Agreement dated as of December 31, 2004 between Nikko Materials USA, Inc. and Innovex, Inc.
99.1	Press Release issued on January 6, 2005.

**  Certain portions of this Exhibit have been deleted and filed separately with the Commission pursuant to a request for confidential treatment under Rule 24b-2. Spaces corresponding to the deleted portions are represented by brackets with asterisks.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INNOVEX, INC.

	By:	/s/ THOMAS PAULSON

Thomas Paulson
Senior Vice President and Chief Financial Officer

Date: January 6, 2005